As filed with the Securities and Exchange Commission on October 31, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SUPERGEN, INC.

(Exact name of Registrant as specified in its charter)

Delaware	91-1841574
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4140 Dublin Boulevard, Suite 200

Dublin, California  94568

(Address of principal executive offices)

2003 Stock Plan

(Full title of the plan)

Joseph Rubinfeld, Ph.D.

Chief Executive Officer

SUPERGEN, INC.

4140 Dublin Boulevard, Suite 200

Dublin, California  94568

(925) 560-0100

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

John V. Roos, Esq.

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value, reserved for issuance under the 2003 Stock Plan	2,602,700	$9.135 (2)	$23,775,664.50	$1,923.45
Common Stock, $.001 par value, issuable pursuant to outstanding options under the 2003 Stock Plan	897,300	$4.32 (3)	$3,876,336.00	$313.60
Total	3,500,000		$27,652,000.50	$2,237.05

 (1)       Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(2)          The Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(c) of the Securities Act, solely for the purpose of computing the amount of the registration fee based on the average of the high and low trading prices of SuperGen, Inc. Common Stock reported in the Nasdaq National Market on October 24, 2003, which average was $9.135 per share.

(3)          The Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(h) of the Securities Act, whereby the per share price of options to purchase stock under an employee stock option plan may be estimated by reference to the  exercise price  of such options.  The weighted average exercise price of the shares subject to outstanding options under the 2003 Stock Plan to be registered is $4.32.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

SuperGen, Inc. (the “Company” or “Registrant”) hereby incorporates by reference in this registration statement the following documents:

(a)                                  The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended pursuant to the Form 10-K/A filed on May 12, 2003.

(b)                                 The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003.

(c)                                  The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003.

(d)                                 The Company’s Current Report on Form 8-K filed on February 27, 2003.

(e)                                  The Company’s Current Report on Form 8-K filed on May 14, 2003.

(f)                                    The Company’s Current Report on Form 8-K filed on June 25, 2003, as amended pursuant to the Form 8-K/A filed on July 3, 2003.

(g)                                 The Company’s Current Report on Form 8-K filed on September 8, 2003.

(h)                                 The description of the Company’s Common Stock to be offered hereby is contained in the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “Commission”) on January 18, 1996 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

The Company has adopted provisions in its current Certificate of Incorporation which (i) eliminate the personal liability of its directors to the Company for monetary damages to the fullest extent permissible under Delaware law; and (ii) authorize the company to indemnify its directors and officers to the fullest extent permitted by law.  Such limitation of liability does not affect the availability of equitable remedies, such as injunctive relief or rescission.  The Company’s Certificate of Incorporation also includes a provision eliminating, to the fullest extent permitted by Delaware law, the personal liability of its directors for monetary damages for breach of fiduciary duty as a director.  In addition, the Bylaws of the Company provide that it will be required to indemnify its officers and directors to the maximum extent and in the manner permitted by the Delaware General Corporation Law.

The Company has entered into separate indemnification agreements with each of its officers, directors and key employees that contain provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law.  The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them, as to which they could be indemnified, and to obtain director’s and officer’s insurance, if available on reasonable terms.  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

At present, the Company is not aware of any pending litigation involving a director, officer, employee or agent of the Company where indemnification will be required or permitted.  The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 7.    Exemption From Registration Claimed

Not applicable.

Item 8.    Exhibits

4.1*	2003 Stock Plan.
4.2	Form of Stock Option Agreement for 2003 Stock Plan.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to the legality of securities being registered.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of Counsel (contained in Exhibit 5.1).
24.1	Power of Attorney (see Page II-6).

*                 Incorporated by reference to the appendix to the Registrant’s definitive Proxy Statement filed with the Commission on April 18, 2003.

Item 9.             Undertakings

(a)           Rule 415 Offering. The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post–effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           Filings incorporating subsequent Exchange Act documents by reference.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Request for acceleration of effective date or filing of registration statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of California, on October 31, 2003.

SUPERGEN, INC.

By:	/s/ Joseph Rubinfeld
Joseph Rubinfeld, Ph.D.
Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joseph Rubinfeld and Edward L. Jacobs, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph Rubinfeld	Chief Executive Officer, President and	October 31, 2003
(Joseph Rubinfeld)	Director (Principal Executive Officer)

/s/ Edward L. Jacobs	Chief Operating Officer	October 31, 2003
(Edward L. Jacobs)	(Principal Financial and Accounting Officer)

/s/ Charles J. Casamento	Director	October 31, 2003
(Charles J. Casamento)

/s/ Thomas V. Girardi	Director	October 31, 2003
(Thomas V. Girardi)

/s/ WALTER J. LACK	Director	October 31, 2003
(Walter J. Lack)

/s/ James S. J. Manuso	Director	October 31, 2003
(James S. J. Manuso)

/s/ Michael D. Young	Director	October 31, 2003
(Michael D. Young)

SUPERGEN, INC.

REGISTRATION STATEMENT ON FORM S-8

EXHIBIT INDEX

Exhibit Number	Description

4.1*	2003 Stock Plan.

4.2	Form of Stock Option Agreement for 2003 Stock Plan.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to the legality of securities being registered.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (see Page II-6).

*                 Incorporated by reference to the appendix to the Registrant’s definitive Proxy Statement filed with the Commission on April 18, 2003.